Exhibit 3.1

EXTRACT OF SPECIAL RESOLUTION OF THE SHAREHOLDERS OF INVESTCORP EUROPE ACQUISITION CORP I (THE “COMPANY”), PASSED ON DECEMBER 17, 2024:

“FIRST, RESOLVED, as a special resolution THAT, effective immediately, the Amended and Restated Memorandum and Articles of Association of the Company be amended by deleting the text of Article 49.5 in its entirety and replacing it with the following:

49.5 In the event that either the Company (x) does not consummate a Business Combination by December 17, 2025 (the “Extended Date”) or by such later time as the Members may approve in accordance with the Articles, or (y) the board of Directors elects to wind up the Company before the Extended Date, the Company shall:

(a)	cease all operations except for the purpose of winding up;

(b)	as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members in respect of their Public Shares (including the right to receive further liquidation distributions, if any) subject to the Company’s obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law; and

(c)	as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve, subject to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.”

WE, PAGET-BROWN FINANCIAL SERVICES LIMITED, SECRETARY OF INVESTCORP EUROPE ACQUISITION CORP I, DO HEREBY CERTIFY THAT THE ABOVE IS A TRUE AND CORRECT EXTRACT OF A SPECIAL RESOLUTION PASSED BY THE COMPANY AS SET OUT ABOVE.

DATED THIS 18TH DAY OF DECEMBER 2024

/s/ Ryan Cooke
Paget-Brown Financial Services Limited Secretary

By:	Ryan Cooke

www.verify.gov.ky File#: 373300